Exhibit 99.1

Premier, Inc. Realigns Leadership Team and Promotes Key Executives

to Accelerate Innovation and Profitable Growth

•	Leigh Anderson is now Chief Operating Officer

•	Andy Brailo is now Chief Commercial Officer

•	Bruce Radcliff is now Senior Vice President of Supply Chain

Charlotte, N.C. – September 12, 2023 – Premier, Inc. (NASDAQ: PINC) (“Premier” or the “Company”), a leading technology-enabled healthcare improvement company, today announced three executive promotions that strategically position the organization for continued innovation, profitable growth and greater tech-enablement of the product portfolio. All promotions are effective immediately.

Leigh Anderson, Chief Operating Officer

Leigh Anderson, who most recently served as Premier’s President of Performance Services, has been promoted to Chief Operating Officer. In this new role, Anderson is responsible for operations, growth and product innovation across both the Performance Services and Supply Chain Services segments. One of his key areas of focus is modernizing and tech-enabling supply chain products and services to support member needs for greater transparency, resiliency and automation of manual tasks. Anderson continues to report directly to Michael J. Alkire, Premier’s President and CEO.

“Leigh’s forward-thinking leadership has been a key driver of the growth and success of Performance Services, including the establishment of our AI-enabled technology and services platform, PINC AI™; achievement of industry-leading SaaS renewal rates; and expansion into new, adjacent markets,” said Alkire. “His technology expertise, entrepreneurial mindset and proven track record make Leigh the right choice to evolve our offerings and extend AI and automation solutions across the healthcare supply chain.”

Andy Brailo, Chief Commercial Officer

Andy Brailo, formerly the Company’s Chief Customer Officer, has been elevated to Chief Commercial Officer, overseeing Premier’s member-embedded field force and supply chain services growth teams. Brailo continues to report directly to Alkire.

“After more than 20 years at Premier, Andy knows the Company, the strategic value of our solutions and the needs of our provider members better than anyone,” continued Alkire. “Among other responsibilities, Andy is focused on packaging the right solutions to meet the specific needs of individual members. Given his relationships and ability to serve members with agility, he’s the ideal choice to serve as Premier’s Chief Commercial Officer as the Company enters its next phase of growth.”

Bruce Radcliff, Senior Vice President of Supply Chain

Premier’s Group Vice President of Strategic Sourcing, Bruce Radcliff, has been promoted to Senior Vice President of Supply Chain, succeeding David Hargraves, who in July informed the Company of his intention to retire by the end of 2023. Radcliff joined Premier in May 2023 following 10 years leading supply chain operations for Advocate Aurora Health, a Premier member health system. Radcliff now reports to Anderson.

“Bruce brings the voice of the customer to Supply Chain Services and will be instrumental in supporting continued retention and growth across this business,” added Alkire. “He’s the best choice to succeed David, who deserves great credit for differentiating Premier’s group purchasing organization (GPO) through our highly successful committed buying programs, domestic manufacturing portfolio and supply chain resiliency initiatives.”

About Premier, Inc.

Premier, Inc. (NASDAQ: PINC) is a leading healthcare improvement company, uniting an alliance of more than 4,350 U.S. hospitals and health systems and approximately 300,000 other providers to transform healthcare. With integrated data and analytics, collaboratives, supply chain solutions, consulting and other services, Premier enables better care and outcomes at a lower cost. Premier plays a critical role in the rapidly evolving healthcare industry, collaborating with members to co-develop long-term innovations that reinvent and improve the way care is delivered to patients nationwide. Headquartered in Charlotte, N.C., Premier is passionate about transforming American healthcare. Please visit Premier’s news and investor sites on www.premierinc.com; as well as Twitter, Facebook, LinkedIn, YouTube, Instagram and Premier’s blog for more information about the company.

Contact: Public_Relations@premierinc.com